Exhibit 10.1

AGREEMENT

BETWEEN

ATRICURE, INC. AND JULIE PITON

AtriCure, Inc. and Julie Piton (“Executive”) enter into this Agreement (the “Agreement”), effective on the date falling eight days after the date of signature below (the “Effective Date”).

WHEREAS, Executive was employed as Vice President Finance and Administration and Chief Financial Officer for AtriCure, Inc. (the “Company”);

WHEREAS, Executive has voluntarily terminated her employment effective April 30, 2012;

WHEREAS, the parties are desirous of resolving all matters concerning Executive’s employment with the Company and thereof based upon a mutual understanding, with finality and without further expenditure of time, effort, money, and without admitting that any unlawful or improper action occurred;

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1. Executive’s last day working as Chief Financial Officer of AtriCure is April 30, 2012 (the “Termination Date”). Executive’s employment and all positions held within the Company shall end on the Termination Date.

2. Provided Executive executes this Agreement and does not revoke any provision hereof pursuant to Paragraph 6(b), the Company hereby agrees to pay Executive through the Termination Date, the following amounts:

(a) All accrued and unpaid base salary through the Termination Date.

(b) Executive will be paid for any accrued and unused vacation per AtriCure’s policy, less all applicable withholding taxes.

(c) Executive’s stock options and restricted stock shall continue to vest during the payroll periods described in Paragraph 2(d) below and shall be governed by AtriCure’s 2005 Equity Incentive Plan; provided, however, that all awards of equity-based compensation, including stock options and restricted stock (collectively, “Executive Stock Awards”) granted to Executive by Company shall be exercisable through April 30, 2013. After April 30, 2013, none of the unvested or unexercised Executive Stock Awards shall become vested or exercisable notwithstanding the terms and conditions of any award agreement or plan document.

(d) Separation pay equal to twelve (12) months of Executive’s base salary payable in equal installments for 24 payroll periods (12 months) according to AtriCure’s ordinary payroll practices, less all applicable withholding taxes.

Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, Executive is not and will not be due any additional compensation, including, but not limited to, compensation for unpaid salary, unpaid bonus, severance, vacation pay from the Company, and any other compensation after the Date of Termination, except as provided herein. The Company agrees to indemnify Executive to the extent provided in its Second Amended and Restated Bylaws.

3. AtriCure will provide Executive with a letter of reference in a form acceptable to Executive and AtriCure and signed by the Chief Executive Officer. AtriCure will respond to inquiries generally consistent with the letter of reference. Executive shall provide the Company not later than 4:00 p.m. Cincinnati, Ohio time on April 26, 2012 a proposed statement subject to Company consideration to be included in any filing required by the U.S. Securities and Exchange Commission that describes her termination. Any communications to third parties shall be consistent with such statement.

4. Beginning on the Termination Date, Executive shall be eligible to elect COBRA continuation coverage under the group medical, dental, vision and/or FSA plan generally available to other employees of the Company. If Executive exercises her rights under COBRA, AtriCure will make all required COBRA payments due on Executive’s behalf during the payroll periods described above in Paragraph 2 (d).

5. (a) Unless otherwise specified herein, Executive agrees that she shall honor and abide by all agreements she signed upon commencement of employment or during employment with the Company, including, but not limited to non-competition, proprietary information, inventions agreement, confidentiality agreements, conflict of interest agreements, arbitration agreements, and business conduct agreements. AtriCure will consider in good faith any reasonable modifications to Executive’s non-competition covenants, which still protect the legitimate business interests of AtriCure.

(b) Without limiting any contractual, statutory or other obligations of the Executive and except to the extent otherwise expressly given written consent by the Company in its sole discretion, Executive agrees she will not, directly or indirectly, do any of the following during the twelve (12) month period immediately following the Date of Termination, anywhere within the United States (or any other country in which the Company is doing business): (i) induce any employee of the Company to leave the employ of the Company; (ii) induce any customer, consultant, vendor, advisor, physician, clinical investigator, university, hospital or other party having a business or professional relationship with the Company to cease or adversely change its relationship with the Company; (iii) counsel or advise or engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in (except for up to 1% of the outstanding shares of a publicly traded company), or participate in the financing, operation, management or control of , any other person, firm, corporation, or other entity engaged in or conducting business which is the same as, or competing with, the business being conducted by the Company (including, without limitation, any person, firm, corporation or other entity that designs, manufactures, develops, distributes, markets, promotes or sells any medical devices that may compete with any of the Company’s devices). Executive acknowledges that compliance with this paragraph is necessary to protect the national and international business and goodwill of the Company and that breach of any of these provisions will irreparably and continually damage the Company for which money damages may not be adequate. In the event that Executive breaches this paragraph, the Company will cease making any remaining unpaid severance benefits and require reimbursement of any prior benefits paid to Executive under this Agreement. In addition, the Company shall be entitled to preliminarily and/or permanently enjoin Executive from violating this paragraph in order to prohibit such harm. Nothing in this Agreement shall be construed to prohibit the Company from also pursuing any other remedy available to it, the parties having agreed that all remedies are to be cumulative.

(c) Executive will not, directly or indirectly, divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of AtriCure (e.g., joint ventures, other business combinations, investment opportunities, potential investors in AtriCure, and other similar opportunities) which Executive became aware of during her employment with AtriCure.

(d) Executive agrees she will not, directly or indirectly, disparage or criticize the Company, any of its employees, directors or officers or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company, except to the extent testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise truthfully responding to or providing disclosures required by law. The Company agrees that it shall direct its executive officers and Board of Directors that they will not, directly or indirectly, disparage or criticize the Executive, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Executive, except to the extent testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise truthfully responding to or providing disclosures required by law.

(e) If Executive violates her obligations under this Agreement, Executive acknowledges that AtriCure has the right to discontinue any further payments and to cancel this Agreement with no further obligations to Executive.

6. (a) Executive, on behalf of Executive and Executive's heirs, executors, administrators, assigns, affiliates and agents, does hereby knowingly and voluntarily release, acquit, and forever discharge the Company, successors, assigns, and past, present, and future directors, officers, employees, trustees, and shareholders of the Company (the "Released Parties") from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date on which Executive signs this Agreement, exist, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive's employment with the Released Parties and the termination thereof, which Executive, or any of her heirs, executors, administrators, assigns, affiliates, and agents ever had, now has, or at any time hereafter may have, own, or hold against any of the Released Parties based on any matter (known or unknown) existing on or before the date on which Executive signs this Agreement. Executive acknowledges that in exchange for this release, the Company is providing Executive with total consideration, financial or otherwise, which exceeds that which Executive might otherwise have been entitled without the release. By executing this Agreement, Executive is waiving, without limitation, all claims against the Released Parties arising under federal, state, and local labor laws, any employment-related claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other restriction on the right to terminate employment. Nothing herein shall release any party from any obligation under this Agreement. Executive acknowledges and agrees that this release and the covenant not to sue set forth in paragraph (c) are essential and material terms of this Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the parties and no benefits would have been paid. Executive understands and acknowledges the significance and consequences of this release and this Agreement.

(b) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). EXECUTIVE FURTHER AGREES: (A) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER’S BENEFIT PROTECTION ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT EXECUTIVE HEREBY IS AND HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (D) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (E) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE’S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED; AND (F) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE UPON THE EIGHTH DAY AFTER EXECUTIVE SIGNS THIS AGREEMENT.

(c) To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local court against the Released Parties, including, but not limited to, any of the claims released in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Executive or any of the Released Parties from instituting any action (i) to enforce the terms of this Agreement; (ii) to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission or similar state agency; however, Executive may not recover any additional compensation or damages as a result of any such participation; (iii) to enforce any rights Executive may have to recover vested benefits under ERISA; or to assert claims that might arise after the date Executive signs the Agreement.

(d) Executive represents and warrants that: (i) Executive has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (ii) no such proceeding(s) have been initiated against any of the Released Parties on Executive’s behalf; (iii) Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in this Paragraph 6; (iv) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; (v) Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement; (vi) Executive has not used any proprietary or confidential information of the Company for her own benefit, or disclosed any such information, directly or indirectly, to any third party, except as such disclosure is permitted under the terms of the relevant confidentiality agreements between him and the Company; and (vii) Executive confirms that she has returned to the Company all documents, materials, recordable media and tangible matter (together with all copies thereof) required to be returned by him to the Company under such agreements as well as any other computer or communication equipment or other property of the Company in her possession or control.

(e) The consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that Executive is not entitled to and shall not receive any further payments, benefits (except vested ERISA benefits), or other compensation or recovery of any kind from the Company or any of the other Released Parties. Executive further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Released Parties shall have no further monetary or other obligation of any kind to Executive, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of Executive.

7. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had the opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

8. It is intended that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Agreement shall be governed by and construed solely in accordance with the internal laws of the state of Ohio. In the event that any paragraph, subparagraph, or provision of this Agreement shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the paragraph, subparagraph, or provision and this Agreement shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph, or provision of this Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

9. Executive agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type. Executive and Company agree that this Agreement satisfies and discharges any and all obligations of the parties hereto under Section 8(f) of the Employment Agreement entered into as of January 5, 2007, as amended, between Executive and Company.

10. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation, or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death.

11. Executive agrees that she will assist and cooperate with the Company, in all reasonable respects, in connection with the defense or prosecution of any claim that may be made against or by the Company, regarding any ongoing or future investigation or dispute or claim of any kind involving the Company, whether civil, administrative or criminal, and as otherwise reasonably requested by the Company.

12. Each party hereby consents to and submits to the jurisdiction of the federal and state courts located in Butler County, Ohio and, except as provided in any existing or future agreement between the parties regarding arbitration, any action or suit under this Agreement shall be brought in the federal or state court with appropriate jurisdiction over the subject matter established or sitting in such city, and each party hereby agrees not to raise in connection therewith, and hereby waives, any defenses based upon the venue, the inconvenience of the forum, the lack of personal jurisdiction, the sufficiency of service of process or the like in any such action or suit brought in accordance with this Paragraph.

13. Except as and to the extent as may be otherwise expressly provided herein, all notices under this Agreement (including, without limitation, any service of process hereunder) shall be in writing and shall be delivered personally or via prepaid, receipted overnight courier service (such as FedEx), or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses for the parties set forth on the first page of this Agreement or to such other address as either party shall designate to the other party by written notice in like manner, with all notices to the Company to be further addressed “Attention: Vice President of Human Resources”. All notices shall be deemed given and received upon actual delivery.

14. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and same instrument. This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties hereto, and those signatures need not be on the same copy. The facsimile copies showing the signatures of the parties will constitute originally signed copies of the same agreement requiring no further execution.

15. Subject to Paragraph 5(a), this Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof. Executive affirms that, in entering into this Agreement, she is not relying upon any other oral or written promise or statement made by anyone at any time on behalf of the Company. This Agreement may not be changed or altered, except by a writing signed by the Company and Executive.

ATRICURE, INC.	Julie Piton

By: /s/ Robert Ward	Sign:	/s/ Julie Piton
Robert Ward	Dated:	April 30, 2012
Vice President, Human Resources Dated: April 30, 2012